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                                                                  EXHIBIT NO. 15

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.:

We have reviewed the consolidated balance sheet of Chromatics Color Sciences International, Inc. and Subsidiary as of September 30, 1997 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the nine- and three-month periods ended September 30, 1997 and 1996. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended, and in our report dated February 19, 1997, we expressed an unqualified opinion on those consolidated financial statements, indicating that the financial statements were prepared on a going concern basis that might not be appropriate due to significant operating losses. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 1996, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


                                                  WISS & COMPANY, LLP


Livingston, New Jersey
October 28, 1997

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